Exhibit 1
JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 17, 2010, is entered into by and among BAM Management, LLC, a Delaware limited liability company, AM Investment Partners, LLC, a Delaware limited liability company, BAM Opportunity Fund SPV, LLC, a Delaware limited liability company, Ross Berman, an individual, Hal Mintz, an individual, Adam Stern, an individual, and Mark Friedman, an individual (all of the foregoing are collectively referred to herein as the "Filing Entities").

Each of the Filing Entities may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G (and amendments thereto) with respect to shares of common stock, par value $0.01 per share, of OXiGENE, Inc., a Delaware corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filing Entities upon one week's prior written notice or such lesser period of notice as the Filing Entities may mutually agree.

Executed and delivered as of the date first above written.

BAM Opportunity Fund SPV, LLC

By:  BAM Management, LLC
        its Manager

By: /s/ Ross Berman
Name:  Ross Berman
        Title:   Managing Member

BAM Management, LLC

By: /s/ Ross Berman
       Name:  Ross Berman
       Title:  Managing Member

AM Investment Partners, LLC

By: /s/ Adam Stern
Name:  Adam Stern
        Title:   Managing Member

/s/ Ross Berman
Ross Berman

/s/ Hal Mintz
 Hal Mintz

/s/ Adam Stern
Adam Stern

/s/ Mark Friedman
Mark Friedman